CARVER BANCORP, INC. APPOINTS CEO MICHAEL T. PUGH TO BOARD OF DIRECTORS

New York, New York, October 26, 2015 -- Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank, announced today that Michael T. Pugh, the Company’s President and CEO, has been appointed to the Company’s Board of Directors, effective October 23, 2015.

“Michael is a natural leader with banking in his DNA,” said Robert Holland, Lead Independent Director of the Company. “Since joining Carver in 2012, he has driven numerous strategic initiatives that are positioning the Company for the future. We are delighted to benefit from his broad community banking experience and perspectives as a member of the Carver Board.”

Mr. Pugh’s appointment brings the total number of Company directors to eleven.

Michael T. Pugh Bio
Mr. Pugh, 44, is a seasoned retail and commercial banking executive with more than 22 years of professional experience. He joined the Company as Chief Revenue Officer in 2012, was promoted to President and Chief Operating Officer in January 2013 and was named Chief Executive Officer effective January 1, 2015. Prior to that, Mr. Pugh worked at Capital One, N.A., as Senior Vice President, Regional Executive and Market President of the Eastern Maryland, Delaware and Washington, D.C. markets. He earned a B.S. degree from Eastern Michigan University.

Mr. Pugh is also a board member of the Community Development Bankers Association, a board member and National Chair of the Society of Financial Education and Professional Development, and a member of the leadership board of the American Diabetes Association (Greater New York City).

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a Community Development Financial Institution. Carver is the largest African- and Caribbean-American managed bank in the United States, with ten full-service branches in the New York

City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-pachman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com